Exhibit 4(s)
AMENDMENT NO. 16
TO
THE LINCOLN ELECTRIC COMPANY
EMPLOYEE SAVINGS PLAN
(Effective November 1, 1994)
          The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 16 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the “Plan”), effective as of October 28, 2003 unless otherwise set forth herein.
I.
          The last sentence of Section 1.1(28B) of the Plan (as amended by Amendment No. 13) is hereby amended to read as follows:
“Notwithstanding the foregoing, (a) FSP Compensation shall not include any amounts received from Harris Calorific, Inc., Lincoln Global, Inc. or Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or the Seal Seat Division of the Company) provided, however, that FSP Compensation shall include amounts received from Lincoln Global, Inc. by a Member who continues to be an FSP Participant after a transfer of employment from The Lincoln Electric Company, as provided in Section 2.4 of the Plan, and (b) FSP Compensation of an FSP Participant taken into account for any purpose for any Plan Year shall not exceed $200,000 (as adjusted for cost-of-living increases in accordance with section 401(a)(17)(B) of the Code).”
II.
          Effective January 1, 2004, the last sentence of Section 1.1(36) of the Plan (as added by Amendment No. 14) is hereby amended to read as follows:
“Notwithstanding any provision of the Plan to the contrary, on and after March 16, 2003 and prior to January 1, 2004, the Matching Employer Contribution Percentage to be applied against Before-Tax Contributions made on or after March 16, 2003 (other than Before-Tax Contributions attributable to Compensation earned prior to March 16, 2003) and prior to January 1, 2004 shall be zero (0) percent.”
III.
          Effective January 1, 2004, the last sentence of Section 4.1 of the Plan (as added by Amendment No. 13 and as amended by Amendment No. 14) is hereby amended to read as follows:
“Notwithstanding any provision of the Plan to the contrary, (i) no Matching Employer Contributions shall be made with respect to any Catch-Up Before-Tax Contributions (as defined in Section 3.12) and (ii) no Matching Employer Contributions shall be made with respect to any Before-Tax Contributions made on or after March 16, 2003 (other than Before-Tax Contributions attributable to Compensation earned prior to March 16, 2003) and prior to January 1, 2004.
IV.

          The second sentence of Section 4.3 of the Plan is hereby amended to read as follows:
“An Employee of the Employer for whom Before-Tax Contributions are made shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence, unless such Before-Tax Contributions are made for any period while he was an Employee of Harris Calorific, Inc., Lincoln Global, Inc. or Smart Force, LLC (or prior to January 1, 1999, the Harris Calorific Division or Seal Seat Division of the Company), provided, however, that an Employee who transfers employment from The Lincoln Electric Company to the department of Lincoln Global, Inc. that manages licensing activities with third parties shall be entitled to receive an allocation of Matching Employer Contributions in accordance with the preceding sentence.”
V.
          Effective as of January 1, 2003, Section 6.6(2) of the Plan is hereby amended in its entirety to read as follows:
“(2) Distributions Pursuant to Section 401(a)(9) of the Code.
(a)	Definitions. For the purposes of this Section 6.6(2), the following terms, when used with initial capital letters, shall have the following respective meanings:
(i)	Designated Beneficiary: The person who is designated as the Beneficiary as defined in Section 1.1(6) and is the designated beneficiary under section 401(a)(9) of the Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.

(ii)	Distribution Calendar Year: A calendar year for which a minimum distribution is required. For distributions beginning before the Member’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Member’s Required Beginning Date. For distributions beginning after the Member’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 6.6(2)(c). The required minimum distribution for the Member’s first Distribution Calendar Year will be made on or before the Member’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Member’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(iii)	Life Expectancy: Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury Regulations.

(iv)	Member’s Account Balance: The Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (the “Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date. The Account balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.

(v)	Required Beginning Date: The applicable date specified in Section 6.6(2)(c) below.
(b)	General Rules. Notwithstanding any provision of the Plan to the contrary, all distributions under the Plan shall be made in accordance with this Section and the Treasury Regulations issued under section 401(a)(9) of the Code, provided that this Section and such Regulations shall override the other distribution provisions of the Plan only to the extent required by the provisions of section 401(a)(9) of the Code and such Regulations.

(c)	Time of Distribution. (i) The Member’s entire Vested Interest will be distributed, or begin to be distributed, to the Member no later than the Member’s Required Beginning Date. Except as described in (ii) below, the Required Beginning Date of a Member who is a 5% owner (as defined in Section 416 of the Code) shall be the April 1 of the calendar year following the calendar year he attains age 70 1/2 and the Required Beginning Date of any other Member shall be the April 1 of the calendar year following the later of (A) the calendar year he terminates employment or (B) the calendar year he attains age 70 1/2.
(ii)	If the Member dies before distributions begin, the Member’s entire Vested Interest will be distributed, or begin to be distributed, no later than as follows:
(A)	If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, then, unless the election described in (iv) below is made, distributions to the surviving Spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Member died, or by December 31 of the calendar year in which the Member would have attained age 70 1/2, if later.

(B)	If the Member’s surviving Spouse is not the Member’s sole Designated Beneficiary, then, unless the election described in (iv) below is made, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Member died.

(C)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, the Member’s entire Vested Interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(D)	If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary and the surviving Spouse dies after the Member but before distributions to the surviving Spouse begin, this Section 6.6(2)(c)(ii), other than subparagraph (A), will apply as if the surviving Spouse were the Member.
(iii)	For purposes of this Section 6.6(2), unless subparagraph (D) of Section 6.6(2)(c)(ii) applies, distributions are considered to begin on the Member’s Required Beginning Date. If subparagraph (D) of Section 6.6(2)(c)(ii) applies, distributions are considered to begin on the date distributions are required to begin to the surviving Spouse under subparagraph (A) of Section 6.6(2)(c)(ii).

(iv)	Notwithstanding the foregoing, if a Member dies before distributions begin and there is a Designated Beneficiary, distribution to the Designated Beneficiary is not required to begin by the Required Beginning Date specified above if the Member or the Beneficiary elects, on an individual basis, that the Member’s entire Vested Interest will be distributed to the Designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Member’s death; provided, however, that if the Member’s surviving Spouse is the Member’s sole Designated Beneficiary and the surviving Spouse dies after the Member but before distributions to either the Member of the surviving Spouse begin, this election will apply as if the surviving Spouse were the Member. The election provided in this Section 6.6(2)(c)(iv) must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin, or by September 30 of the calendar year which contains the fifth anniversary of the Member’s (or, if applicable, surviving Spouse’s) death.
(d)	Required Minimum Distributions During Member’s Lifetime. (i) During the Member’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:
(A)	the quotient obtained by dividing the Member’s Account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the Member’s age as of the Member’s birthday in the Distribution Calendar Year; or

(B)	if the Member’s sole Designated Beneficiary for the Distribution Calendar Year is the Member’s Spouse, the quotient obtained by dividing the Member’s Account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury Regulations, using the Member’s and Spouse’s attained ages as of the Member’s and Spouse’s birthdays in the Distribution Calendar Year.
(ii)	Required minimum distributions will be determined under this Section 6.6(2)(d) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Member’s date of death.
(e)	Required Minimum Distributions After Member’s Death.
(i)	Death on or after date distributions begin:
(A)	If the Member dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account balance by the longer of the remaining Life Expectancy of the Member or the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as follows:
(I)	The Member’s remaining Life Expectancy is calculated using the age of the Member in the year of death, reduced by one for each subsequent year.

(II)	If the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving Spouse is calculated for each Distribution Calendar Year after the year of the Member’s death using the surviving Spouse’s age as of the Spouse’s birthday in that year. For

Distribution Calendar Years after the year of the surviving Spouse’s death, the remaining Life Expectancy of the surviving Spouse is calculated using the age of the surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.
(III)	If the Member’s surviving Spouse is not the Member’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Member’s death, reduced by one for each subsequent year.
(B)	If the Member dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Member’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account balance by the Member’s remaining Life Expectancy calculated using the age of the Member in the year of death, reduced by one for each subsequent year.
(ii)	Death before date distributions begin:
(A)	If the Member dies before the date distributions begin and there is a Designated Beneficiary, then, unless the election described in Section 6.6(2)(c)(iv) above is made, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Member’s death is the quotient obtained by dividing the Member’s Account balance by the remaining Life Expectancy of the Member’s Designated Beneficiary, determined as provided in Section 6.6(2)(e)(i).

(B)	If the Member dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Member’s death, distribution of the Member’s entire Vested Interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Member’s death.

(C)	If the Member dies before the date distributions begin, the Member’s surviving Spouse is the Member’s sole Designated Beneficiary, and the surviving Spouse dies before distributions are required to begin to the surviving Spouse under Section 6.6(2)(c)(ii), this Section 6.6(2)(e)(ii) will apply as if the surviving Spouse were the Member.”
VI.
     Exhibit A to the Plan is hereby amended in its entirety to read as follows:
“EXHIBIT A
Participating Employers
as of October 28, 2003
The Lincoln Electric Company
Harris Calorific, Inc.
Lincoln Global, Inc.
WCT&A, LLC
Smart Force, LLC”.

EXECUTED at Cleveland, Ohio this 30th day of December, 2003.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ G. A. Farrell
Title: VP, Human Resources